Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 27, 2016. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $2.2 million, or $0.97 per diluted share, for the quarter ended June 30, 2016 compared to net income and net income available to common shareholders of $2.2 million, or $0.95 per diluted share, for the quarter ended June 30, 2015.

During the quarter ended June 30, 2016, the Company recognized $4.8 million in historic tax credits related to its equity investment in a community-based economic development (“CBED”) project, which resulted in a net tax benefit of $4.4 million for the quarter. As a result of the recognition of the historic tax credits, the Company also recognized a $4.3 million impairment loss in noninterest income during the quarter ended June 30, 2016 related to the equity investment in the CBED project. The net impact of the tax benefit and the impairment loss was a $395,000 increase in net income for the quarter ended June 30, 2016. Excluding this nonrecurring item, the Company would have reported net income and net income available to common shareholders of $1.8 million, or $0.79 per diluted share, for the quarter ended June 30, 2016. Noninterest income for the quarter ended June 30, 2015 included an $831,000 gain on life insurance policies. Excluding this nonrecurring item, the Company would have reported net income and net income available to common shareholders of $1.6 million, or $0.69 per diluted share, for the quarter ended June 30, 2015.

Net interest income after provision for loan losses increased $230,000 for the quarter ended June 30, 2016 as compared to the same period in 2015. Interest income increased $507,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $43.7 million, from $659.8 million for 2015 to $703.5 million for 2016, and an increase in the average tax-equivalent yield on interest-earning assets, from 4.38% for 2015 to 4.41% for 2016. Interest expense increased $182,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $41.6 million, from $561.8 million for 2015 to $603.4 million for 2016, and an increase in the average cost of interest-bearing liabilities, from 0.66% for 2015 to 0.74% for 2016. The provision for loan losses increased $95,000, from $208,000 for 2015 to $303,000 for 2016, due primarily to growth in the loan portfolio, which increased $15.8 million during the 2016 quarter as compared to $2.6 million for the 2015 quarter. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $740,000, from $4.4 million at September 30, 2015 to $3.7 million at June 30, 2016. The Company recognized net charge-offs of $85,000 for the quarter ended June 30, 2016 as compared to net charge-offs of $202,000 for the same period in 2015.

Noninterest income decreased $4.5 million for the quarter ended June 30, 2016 as compared to the same period in 2015. The decrease was due primarily to the aforementioned $4.3 million impairment loss on the CBED project investment during the 2016 quarter and $831,000 gain on life insurance policies during the 2015 quarter, which more than offset increases in net gain on sale of loans and net gain on trading account securities and of $413,000 and $240,000, respectively. The increase in net gain on sale of loans is due primarily to the sale of loans guaranteed by the U.S. Small Business Administration (“SBA”).

Noninterest expense increased $393,000 for the quarter ended June 30, 2016 as compared to the same period in 2015. The increase was due primarily to increases in compensation and benefits and data processing expenses of $226,000 and $133,000, respectively. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its SBA lending activities, and normal salary, wage and benefits increases, which more than offset a decrease in ESOP compensation expense. The ESOP loan was repaid in full during the quarter ended December 31, 2015 and as a result, no ESOP compensation expense was recognized for the quarter ended June 30, 2016. The increase in data processing expense is due primarily to the replacement of customer magnetic strip debit cards with EMV chip debit cards during the quarter ended June 30, 2016.

The Company recognized an income tax benefit of $4.4 million for the quarter ended June 30, 2016 as compared to income tax expense of $318,000, for an effective tax rate of 12.6%, for the same period in 2015. The tax benefit for the 2016 quarter was due to the aforementioned recognition of $4.8 million in historic tax credits as a result of the CBED project investment.

Results of Operations for the Nine Months Ended June 30, 2016 and 2015

The Company reported net income of $5.1 million and net income available to common shareholders of $5.0 million, or $2.19 per diluted share, for the nine-month period ended June 30, 2016 compared to net income of $4.9 million and net income available to common shareholders of $4.8 million, or $2.14 per diluted share, for the nine-month period ended June 30, 2015.

Had the Company not recognized the nonrecurring $395,000 net increase in net income during the 2016 period as a result of the CBED project investment, the Company would have reported net income and net income available to common shareholders of $4.6 million, or $2.02 per diluted share, for the nine-month period ended June 30, 2016. Had the Company not recognized the nonrecurring $831,000 gain on life insurance policies during the 2015 period, the Company would have reported net income of $4.3 million and net income available to common shareholders of $4.2 million, or $1.87 per diluted share, for the nine-month period ended June 30, 2015.

Net interest income after provision for loan losses increased $751,000 for the nine months ended June 30, 2016 as compared to the same period in 2015. Interest income increased $847,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $31.0 million, from $657.8 million for 2015 to $688.8 million for 2016, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.40% for 2015 to 4.38% for 2016. Interest expense increased $295,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $18.0 million, from $565.5 million for 2015 to $583.5 million for 2016, and an increase in the average cost of interest-bearing liabilities, from 0.66% for 2015 to 0.71% for 2016. The provision for loan losses decreased $199,000, from $627,000 for 2015 to $428,000 for 2016, due primarily to a decrease in net charge-offs. The Company recognized net charge-offs of $83,000 for the nine months ended June 30, 2016 compared to net charge-offs of $357,000 for the same period in 2015.

Noninterest income decreased $4.0 million for the nine months ended June 30, 2016 as compared to the same period in 2015. The decrease was due primarily to the $4.3 million impairment loss on the CBED project investment during the 2016 period and the $831,000 gain on life insurance policies during the 2015 period, which more than offset increases in net gain on sale of loans and net gain on trading account securities and of $606,000 and $508,000, respectively. The increase in net gain on sale of loans is due primarily to the sale of loans guaranteed by the SBA.

Noninterest expense increased $1.3 million for the nine months ended June 30, 2016 as compared to the same period in 2015. The increase was due primarily to increases in compensation and benefits and data processing expense of $956,000 and $171,000, respectively. The increase in compensation and benefits expense is due primarily to increased staffing as a result of the Company’s enhanced focus on its SBA lending activities, and normal salary, wage and benefits increases, which more than offset decreases in ESOP compensation and stock compensation expenses. The ESOP loan was repaid in full during the quarter ended December 31, 2015 and as a result, no ESOP compensation expense was recognized for the quarters ended March 31 and June 30, 2016. In addition, the restricted stock and stock options awarded under the Company’s 2010 Equity Incentive Plan fully vested in May 2015 and as a result, no stock compensation expense was recognized in the nine-month period ended June 30, 2016.

The Company recognized an income tax benefit of $3.5 million for the nine months ended June 30, 2016 as compared to income tax expense of $1.2 million, for an effective tax rate of 19.1%, for the same period in 2015. The tax benefit for the 2016 period was due to the recognition of $4.8 million in historic tax credits as a result of the CBED project investment.

Comparison of Financial Condition at June 30, 2016 and September 30, 2015

Total assets increased $29.3 million, from $749.9 million at September 30, 2015 to $779.2 million at June 30, 2016. Net loans increased $37.0 million due primarily to continued growth in the commercial real estate loan portfolio. Total deposits increased $40.8 million due primarily to increases in noninterest-bearing demand deposits, interest-bearing demand deposits, savings accounts and time deposits of $7.3 million, $8.4 million, $7.7 million and $16.4 million, respectively. The increase in time deposits is due primarily to a $21.5 million increase in brokered certificates of deposit.

Stockholders’ equity decreased $10.2 million, from $94.4 million at September 30, 2015 to $84.2 million at June 30, 2016. The decrease is due to the redemption of $17.1 million of preferred stock, which was originally issued pursuant to the Small Business Lending Fund (“SBLF”) program of the United States Department of the Treasury. At June 30, 2016, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
OPERATING DATA:	2016	2015	2016	2015
(In thousands, except share and per share data)

Total interest income	$7,422	$6,915	$21,695	$20,848
Total interest expense	1,115	933	3,111	2,816

Net interest income	6,307	5,982	18,584	18,032
Provision for loan losses	303	208	428	627

Net interest income after provision for loan losses	6,004	5,774	18,156	17,405

Total noninterest income	(2,576)	1,937	130	4,126
Total noninterest expense	5,590	5,197	16,714	15,447

Income (loss) before income taxes	(2,162)	2,514	1,572	6,084
Income tax expense (benefit)	(4,389)	318	(3,533)	1,161

Net Income	$2,227	$2,196	$5,105	$4,923

Less: Preferred stock dividends declared	-	(43)	(62)	(129)

Net Income available to common shareholders	$2,227	$2,153	$5,043	$4,794

Net Income per share, basic	$1.01	$1.00	$2.30	$2.25
Weighted average common shares outstanding, basic	2,204,787	2,149,931	2,197,101	2,133,557

Net Income per share, diluted	$0.97	$0.95	$2.19	$2.14
Weighted average common shares outstanding, diluted	2,306,029	2,259,170	2,300,834	2,240,922

Performance ratios (annualized):
Return on average assets	1.15%	1.21%	0.90%	0.91%
Return on average equity	10.87%	9.60%	7.69%	7.28%
Return on average common stockholders' equity	10.87%	11.82%	8.49%	8.98%
Interest rate spread	3.67%	3.72%	3.67%	3.74%
Net interest margin	3.78%	3.81%	3.78%	3.83%
Efficiency ratio (1)	69.53%	65.63%	72.60%	69.71%

	June 30,	September 30,	Increase
FINANCIAL CONDITION DATA:	2016	2015	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$779,158	$749,946	$29,212
Cash and cash equivalents	25,076	24,994	82
Investment securities	188,057	191,992	(3,935)
Gross loans	501,048	463,736	37,312
Allowance for loan losses	6,969	6,624	345
Earning assets	713,568	680,837	32,731
Goodwill	7,936	7,936	-
Core deposit intangibles	1,123	1,381	(258)
Deposits	574,102	533,297	40,805
FHLB borrowings	105,265	104,867	398
Total liabilities	694,984	655,589	39,395
Stockholders' equity	84,174	94,357	(10,183)

Book value per common share	38.18	35.37	2.80
Tangible book value per common share (2)	34.07	31.11	2.96

Non-performing assets:
Nonaccrual loans	3,665	4,153	(488)
Accruing loans past due 90 days	-	252	(252)
Troubled debt restructurings classified as performing loans	7,571	8,090	(519)
Foreclosed real estate	604	618	(14)

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.29%	1.37%	-0.08%
Allowance for loan losses as a percent of
nonperforming loans	190.15%	150.37%	39.78%
Nonperforming loans as a percent of total gross loans	0.68%	0.91%	-0.23%
Nonperforming assets as a percent of total assets	1.52%	1.75%	-0.23%

(1)	Efficiency ratios presented for the three- and nine-month periods ended June 30, 2016 exclude the $4.3 million impairment loss on the CBED project investment that is discussed in the narrative for the Company's third quarter financial results. The efficiency ratios, without excluding the impairment loss, were 149.83% and 89.31% for the three- and nine-month periods ended June 30, 2016, respectively.
(2)	Tangible book value per share is a non-GAAP financial measure. It excludes goodwill and other intangible assets from the calculation of book value per share.